Exhibit 5.1

August 9, 2019
Berry Petroleum Corporation
16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel for Berry Petroleum Corporation, a Delaware corporation (the “Company”), and its subsidiary, Berry Petroleum Company, LLC, a Delaware limited liability company (“Berry LLC”), with respect to the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale by the Company or Berry LLC, as applicable, from time to time, pursuant to Rule 415 under the Securities Act, of up to $500,000,000 of:

1.
Debt securities, which may be issued by the Company or Berry LLC (each, in its capacity as the issuer of such securities, an “Issuer”) in one or more series, consisting of notes, debentures or other evidences of indebtedness, certain of which may be convertible into or exchangeable for other securities (the “Debt Securities”) and which may be fully and unconditionally guaranteed (the “Guarantees”) by the Company or Berry LLC (each, in its capacity as a guarantor of such securities, a “Guarantor”);

2.	Shares of preferred stock, par value $0.001 per share, of the Company, in one or more series (the “Preferred Stock”); and

3.	Shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”).
The securities described in the foregoing clauses (1), (2) and (3) are collectively referred to herein as the “Securities.”
We have also participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit.
In connection with the opinions expressed herein, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus, (ii) the form of Indenture relating to the Debt Securities (the “Indenture”), (iii) the Amended and Restated Certificate of Incorporation of the Company, the Certificate of Amendment of Certificate of Incorporation, the Certificate of Designation, the Certificate of Amendment of Certificate of Designation and the Second Amended and Restated Bylaws of the Company, (iv) the Amended and Restated Certificate of Formation of Berry LLC and the Amended and Restated Limited Liability Company Agreement of Berry

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

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LLC, (v) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate and limited liability company documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
In making such examination and rendering the opinion set forth below, we have assumed that:

(1)
each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

(2)	each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(3)	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws;

(4)	a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby;

(5)	the Indenture relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto;

(6)	at the time of issuance of any Securities by the Company, the Company will be duly incorporated and validly existing and in good standing under the laws of the State of Delaware;

(7)	at the time of issuance of any Securities by Berry LLC, Berry LLC will be validly existing and in good standing under the laws of the State of Delaware;

(8)	at the time of issuance of any Securities, the Company or Berry LLC, as applicable, will have the necessary organizational power and authority to issue the Securities;

(9)	each person signing the documents we examined has the legal capacity and authority to do so;

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(10)
the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any amendment thereto (including post-effective amendments) and the appropriate prospectus supplement;

(11)
a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(12)
any Securities issuable upon conversion, exchange or exercise of any Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise; and

(13)
at the time of any offering or sale of any shares of Common Stock or Preferred Stock, the Company shall have such number of shares of Common Stock or Preferred Stock, as set forth in such offering or sale, authorized or created and available for issuance.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.
with respect to the Debt Securities, when (a) the applicable Indenture and, if applicable, the related Guarantees have been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the governing body of the applicable Issuer has taken all necessary corporate or limited liability company action to approve the issuance and terms of the Debt Securities and, if applicable, the related Guarantees, the terms of the offering thereof and related matters, (c) the terms of such Debt Securities and, if applicable, the related Guarantees, and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or the Guarantor and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Issuer or the Guarantor, (d) any shares of Common Stock issuable upon the conversion of such Debt Securities, if applicable, have been duly and validly authorized for issuance and (e) such Debt Securities (which may include the related Guarantees) have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the applicable prospectus supplement and upon payment of the consideration for such Debt Securities as provided for in the applicable definitive purchase, underwriting or similar agreement, such Debt Securities and, if applicable, the related Guarantees will be legally issued and will constitute valid and legally binding obligations of the Issuer and the Guarantor, respectively, enforceable against the Issuer and the Guarantor in accordance with their terms, except as such enforcement may be subject to any applicable bankruptcy, insolvency (including, without limitation,

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all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles and covenants of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding in equity or at law);

2.
with respect to shares of Common Stock offered by the Company, when (a) the Board of Directors (the “Board”) of the Company has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Common Stock shall have been properly issued) either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, then upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion, exchange or exercise of any other Security in accordance with the terms of the Security or the instrument governing the Security providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), such shares of Common Stock will be validly issued, fully paid and non-assessable; and

3.
with respect to shares of any series of Preferred Stock, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of the series, the terms of the offering thereof and related matters, including the adoption of a resolution establishing and designating the series and fixing and determining the preferences, limitations and relative rights thereof and the filing of a statement with respect to the series with the Secretary of State of the State of Delaware (the “Certificate of Designation”) and (b) certificates representing the shares of the series of Preferred Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Preferred Shares shall have been properly issued) either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, then upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein; or (ii) upon conversion, exchange or exercise of any other Security in accordance with the terms of the Security or the instrument governing the Security providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), such shares of the series of Preferred Stock will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

(1)
With respect to our opinions expressed above, as they relate to Debt Securities denominated in a currency other than U.S. dollars, we note that effective enforcement of a foreign currency claim in the New York state courts or the federal courts sitting in the State of New York may

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be limited by requirements that the claim (or a foreign currency judgment in respect of such claim) be converted to U.S. dollars at the rate of exchange prevailing on a specified date. We express no opinion as to whether a federal court sitting in the State of New York would award a judgment in a currency other than U.S. dollars.

(2)
The enforceability of any document, instrument or Security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

(3)
We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(4)
The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, in each case as in effect on the date hereof, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

(5)
The foregoing opinion is limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons

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whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.